Page 1
                    ARCHER-DANIELS-MIDLAND COMPANY
             4666 Faries Parkway, Decatur, Illinois 62526

                       NOTICE OF ANNUAL MEETING


To All Stockholders:

 NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Archer-Daniels-Midland Company, a Delaware corporation, will be held at the JAMES R. RANDALL RESEARCH CENTER, 1001 BRUSH COLLEGE ROAD, DECATUR, ILLINOIS, on Thursday, October 21, 1999, at 10:00 A.M., for the following purposes:

 (1)To fix the number of Directors and to elect Directors to hold office until the next Annual Meeting of Stockholders and until
        their successors are duly elected and qualified;

 (2)    To ratify the appointment by the Board of Directors of Ernst
&
         Young LLP as independent auditors to audit the accounts of the
         Company for the fiscal year ending June 30, 2000;

 (3) To consider and take action respecting the adoption of an Incentive Compensation Plan, recommended by the Board of
Directors
          of the Company, as set forth in full as Exhibit "A" in the accompanying Proxy Statement;

 (4) If properly presented, to consider and act upon the Stockholders'
          proposals set forth in the proxy statement; and

 (5) To transact such other business as may properly come before the meeting.

                              By Order of the Board of Directors

                              D. J. Smith, Secretary

 September 15, 1999
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                    ARCHER-DANIELS-MIDLAND COMPANY
             4666 Faries Parkway, Decatur, Illinois 62526

                          September 15, 1999

                            PROXY STATEMENT

 General Matters

 The accompanying proxy is SOLICITED BY THE BOARD OF DIRECTORS of Archer-Daniels-Midland Company (the "Company") for the Annual Meeting of Stockholders of the Company to be held at the JAMES R. RANDALL RESEARCH CENTER, 1001 BRUSH COLLEGE ROAD, DECATUR, ILLINOIS, on Thursday, October 21, 1999, at 10:00 A.M. This Proxy Statement and the enclosed form of proxy are first being mailed to Stockholders on or about September 15, 1999.

 The cost of solicitation of proxies will be borne by the Company. Georgeson Shareholder Communications Inc. has been retained by the Company to assist in solicitation of proxies at a fee of $19,000, plus reasonable out-of-pocket expenses. Solicitation other than by mail may be made by officers or by regular employees of the Company or by employees of Georgeson Shareholder Communications Inc. by personal or telephone solicitation, the cost of which is expected to be nominal. The Company will reimburse brokerage firms and other securities custodians for their reasonable expenses in forwarding proxy materials to their principals.

 Only holders of shares of Common Stock of record at the close of business on August 23, 1999 will be entitled to notice of and to vote at the meeting and at all adjournments thereof. At the close of business on August 23, 1999, the Company had outstanding 581,042,700 shares of Common Stock, each share being entitled to one vote.

 Admittance to the Annual Meeting will be limited to Stockholders.
If you are a Stockholder of record and plan to attend, please detach the admission ticket from the bottom of your proxy card and bring it with you to the Annual Meeting. The number of people admitted will be determined by how the shares are registered, as indicated on the admission ticket. If you are a Stockholder whose shares are held by a broker, bank or other nominee, please request an admission ticket by writing to: Archer-Daniels-Midland Company Shareholder Relations, 4666 Faries Parkway, Decatur, IL 62526-5666. Evidence of your stock ownership, which you can obtain from your broker, bank or nominee, must accompany your letter. Stockholders who are not pre-registered will only be admitted to the meeting upon verification of stock ownership. The number of tickets sent will be determined by the manner in which shares are registered. If your request is received by October 15, 1999, an admission ticket will be mailed to you. All other admission tickets can be obtained at the registration table located at the James R. Randall Research Center lobby beginning at 8:30 A.M. on the day of the Annual Meeting.

 Shares represented by proxies in the form enclosed, properly executed, will be voted. Proxies may be revoked at any time prior to being voted.
Principal Holders of Voting Securities

 The following Stockholder is known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock of the Company, based upon filings thereof with the Securities and
Exchange Commission.
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Name and Address of Beneficial Owner         Amount         Percent of
Class

State Farm Mutual Automobile Insurance       48,445,185
8.34
Company and Related Entities
Bloomington, Illinois  61701

Election of Directors

 It is intended that proxies solicited by the Board of Directors will, unless otherwise directed, be voted to fix at thirteen (13) the number of Directors to be elected and to elect the nominees named below.

 Twelve of the thirteen nominees proposed for election to the Board of Directors are presently members of the Board. The new nominee for election to the Board of Directors, David Mimran, is the Chief Executive Officer of Groupe Mimran. Founded almost 50 years ago, this group of companies operates in the milling and sugar agro-industry, international grain trading, and insurance and banking industries in Europe and West Africa. Mr. Mimran also serves as the President of Eurafrique, Sometra and Cavpa, all international grain trading companies, and for the past ten years has served and continues to serve as a director of other family-owned companies.
 The proxies (unless otherwise directed) will be voted for the election of the nominees named herein as Directors to hold office until the next succeeding Annual Meeting of Stockholders and until their successors are duly elected and qualified. In the event any nominee for Director becomes unavailable, it is intended that the persons named in the proxy may vote for a substitute who will be designated by the Board of Directors. The Board has no reason to believe that any nominee will be unable to serve as a Director. All present members have served continuously as Directors from the year stated.

 The nominees, their age, position with the Company, principal occupation, directorships of other publicly-owned companies, the year in which each first became a Director, and the number of shares of Common Stock of the Company beneficially owned, directly or indirectly, by each are shown in the following table. Except for Ms. Mollie Hale Carter and Messrs. Richard Burt and Andrew Young, all of the nominees have been Executive Officers of their respective companies or employed as otherwise specified below for at least the last five years. Ms. Carter was a Senior Investment Officer for the John Hancock Mutual Life Insurance Company from 1987 until 1997 at which time she became Chairman of Sunflower Bank in Salina, Kansas and Vice President of Star A, Inc. Until 1994, Mr. Richard Burt was a partner with McKinsey & Company, specializing in international business strategy and telecommunications, at which time he became Chairman of International Equity Partners, a Washington consulting firm, and later in 1998 formed IEP Advisors, LLP of which he serves as Chairman. Ambassador Andrew Young served as Vice-Chairman of the Law Companies Group, an engineering and environmental consulting company, from January 1990 until 1996 when he retired from this position to serve as Co-Chairman of the Atlanta Committee for the Olympic Games. In January 1997, Ambassador Young was appointed as Co-Chairman of GoodWorks International and in 1998 was appointed Chairman of that company.

 The affirmative vote of a majority of the outstanding shares of Common Stock of the Company present in person or represented by proxy at the meeting and entitled to vote on the election of Directors is required for the election of Directors. For this purpose, a Stockholder voting through a proxy who abstains with respect to the election of Directors is considered to be present and entitled to vote on the
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election of Directors at the meeting, and is in effect a negative vote, but a Stockholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on the election of Directors shall not be considered present and entitled to vote on the election of Directors.



Name, Age, Principal Occupation or  Year First    Common
Percent
Position, Directorships of Other    Elected as    Stock             of
Publicly-Owned Companies             Director     Owned
Class
D. O. Andreas, 81, Chairman   1966    25,768,1  (1)(2)  4.43
Emeritus of the Board. He is          72        (3)
a Director of Hollinger
International, Inc.

*Mollie Hale Carter, 37,      1996    12,434,8  (2)(4)  2.14
Chairman,    Sunflower Bank           55
and Vice President, Star A,
Inc. (a farming and ranch
operation).

*G. O. Coan, 63, Chief        1995    3,332,11  (2)(5)  **
Executive Officer of Gold             5
Kist Inc. (a farmer-owned
cooperative).  He is a
Director of SunTrust Banks
Inc. and Cotton States Life
Insurance Company.

*G. Allen Andreas, 56,        1997    3,639,30  (1)(6)  **
Chairman of the Board and             8
Chief Executive of the
Company.

John R. Block, 64, President, 1996    6,906     (2)     **
Food Distributors
International, (a trade
association whose members are
independent wholesale grocers
and food service
distributors).  He is a
Director of Deere & Company
and Hormel Foods Corporation.

J. K. Vanier, 71, Chief       1978    10,620,9  (2)(7)  1.83
Executive Officer, Western            38
Star Ag. Resources,
Inc.(investments and
livestock).

M. Brian Mulroney, 60, Senior 1993    15,056    (2)     **
Partner in the law firm of
Ogilvy Renault.  He is a
Director of Barrick Gold
Corporation, Petrofina S.A.,
The TrizecHahn Corporation,
Cendant Corporation, Quebecor
Inc. and Quebecor Printing,
Inc.

O. G. Webb, 63, farmer.       1991    2,725,50  (2)(8)  **
Chairman of the Board and             5
President, GROWMARK, Inc. (a
farmer-owned cooperative).

Richard Burt, 52, Chairman of 1996    5,761     (2)     **
IEP Advisors, LLP(a direct
investment and advisory
services organization).  Mr.
Burt is a Director of
Hollinger International,
Inc., Weirton Steel
Corporation, Paine Webber
Mutual Funds, Anchor
Gambling, and Homestake
Mining Company.

F. Ross Johnson, 67, Chairman 1989    177,633   (2)     **
of RJM Group, Inc. (an
international management and
advisory organization).  He
is a Director of American
Express Company, Power
Corporation of Canada and
Noma Industries of Canada.

*Robert S. Strauss, 80,       1992    50,941    (2)     **
Partner in the law firm of
Akin, Gump, Strauss, Hauer &
Feld. Mr. Strauss is a
Director of Hollinger
International, Inc. and
Gulfstream Aerospace
Corporation.

Andrew Young, 67, Chairman of 1997    11,767    (2)     **
GoodWorks International (a
specialty consulting group).
Mr. Young is a Director of
Delta Airlines, Inc., Argus
Inc., Host Marriott
Corporation, Cox
Communication Inc. and Thomas
Nelson, Inc.
                                      3,451,60  (9)     **
D. J. Mimran,32, Chief                0
Executive Officer of Groupe
Mimran and President of
Eurafrique, Sometra and Cavpa
(international grain trading
companies).
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PAGE 5

*  Member of the Executive Committee     ** Less than 1% of
outstanding shares

(1) Includes shares allocated as a beneficiary under the Company's Tax Reduction Act Stock Ownership Plan (TRASOP) and ADM Employee Stock Ownership Plan (ESOP).
(2)  Includes stock units allocated under the Company's Stock Unit
Plan for Nonemployee     Directors that are deemed to be the
equivalent of outstanding shares of Common Stock for bookkeeping and valuation purposes.
(3) Includes 23,720,299 shares in which Mr. Andreas disclaims any beneficial interest,in trust for members of his family of which he is a Trustee and in a partnership of which Mr. Andreas is the Managing Partner which includes 181,738 shares held for Mr. G. Allen Andreas.
(4) Includes 4,317,016 shares owned by or in trust for members of Ms. Carter's family in which Ms. Carter disclaims beneficial interest in 163,050 shares. Includes 4,559,574 shares owned by Star A, Inc. and 3,544,175 shares owned by Star E, Inc., family corporations, with respect to which Ms. Carter disclaims any beneficial interest in
4,236,627 shares and 3,271,546     shares, respectively.
(5) Includes 3,319,325 shares owned by Gold Kist Inc. and 169 shares owned by a member of Mr. Coan's family in which Mr. Coan disclaims any beneficial interest.
(6) Includes 3,343,578 shares, in which Mr. Andreas disclaims any beneficial interest, in trust for members of his family of which he is a Trustee or has sole or shared voting power. Includes 50,585 shares that are unissued but are subject to stock options exercisable within 60 days from the date of this Proxy Statement.
(7) Includes 118,160 shares owned by members of Mr. Vanier's family in which he disclaims any beneficial interest. Includes 6,811,657 shares in various trusts of which Mr. Vanier is one of the Trustees and in a corporation in which Mr. Vanier and members of his family have certain beneficial interests (see footnote 4; Mr. Vanier is the brother of Ms. Carter's mother and 3,544,175 of the reported shares were also reported by Ms. Carter).
(8) Includes 2,715,301 shares owned by GROWMARK, Inc. in which Mr. Webb disclaims any beneficial interest.
(9) Includes 1,251,600 shares of which Mr. Mimran has shared voting power.

  B. D Kraft, C. T. Bayless, M. L. Andreas and J. D. McNamara are four of the five highest paid Executive Officers of the Company but are not Directors of the Company.
 B. D Kraft beneficially owns 2,939,233 shares of Common Stock of the Company, which number includes (1) shares allocated to him as a beneficiary under the Company's TRASOP, ESOP and Tabor Employees Profit Sharing Plan, (2) 94,292 shares in trusts for members of his immediate family of which he is a Co-Trustee and in which he disclaims any beneficial interest, and (3) 30,213 shares that are subject to stock options exercisable within 60 days from the date of this Proxy Statement.
 C. T. Bayless beneficially owns 130,065 shares of Common Stock of the Company, which number includes (1) shares allocated to him as a beneficiary under the Company's TRASOP and ESOP, (2) 186 shares owned by a member of his family with respect to which he disclaims any beneficial interest, and (3) 32,663 shares that are unissued but are subject to stock options exercisable within 60 days from the date of this Proxy Statement.
 M. L. Andreas beneficially owns 1,721,021 shares of Common Stock of the Company, which number includes (1) shares allocated to him as a beneficiary under the Company's TRASOP and ESOP, (2) 1,189,284 shares owned by Andreas Corporation with respect to which he disclaims any beneficial interest in 987,107 shares, (3) 129,671 shares in trusts for members of his family and in which he disclaims any beneficial interest, and (4) 23,927 shares that are subject to stock options exercisable within 60 days from the date of this Proxy Statement.
5
PAGE 6
 J. D. McNamara beneficially owns 14,652 shares of Common Stock of the Company, which number includes (1) shares allocated to him as a beneficiary under the Company's ESOP and ADM Registered Retirement Savings and Stock Purchase Plan and (2) 7,720 shares that are unissued but are subject to stock options exercisable within 60 days from the date of this Proxy Statement.
 Common Stock beneficially owned by all Directors and Executive Officers as a group, numbering 39 persons including those listed above is 65,547,735 shares representing 11.28% of the outstanding shares, of which 471,860 shares are unissued but are subject to stock options exercisable within 60 days from the date of this Proxy Statement.
 G. Allen Andreas and M. L. Andreas are nephews of D. O. Andreas. G. Allen Andreas and M. L. Andreas are cousins. Mollie Hale Carter is a niece of J. K. Vanier.

Information Concerning Committees and Meetings

 During the last fiscal year the Board of Directors of the Company held five regularly scheduled meetings.
 During the last fiscal year, the Board had Audit, Compensation, Nominating, Succession, Public Policy, and Corporate Governance Committees. The Audit Committee consisted of Messrs. Coan, Block, Burt, Young and Ms. Carter; the Compensation Committee consisted of Messrs. Webb, Block, Coan, Johnson and Vanier; the Nominating Committee consisted of Ms. Carter and Messrs. Burt, Coan and Young; the Succession Committee consisted of Messrs. Webb, Coan, Johnson, Strauss and Vanier; the Public Policy Committee consisted of Messrs. Mulroney, Block, Burt, Webb and Young; and the Corporate Governance Committee consisted of Messrs. Coan, Block, Burt, Johnson, Mulroney, Strauss, Vanier, Webb, Young and Ms. Carter.
 The Audit Committee, which met four times during the fiscal year, reviews (1) the overall plan of the annual independent audit, (2) financial statements, (3) scope of audit procedures, (4) the performance of the Company's independent auditors and internal auditors, (5) auditors' evaluation of internal controls, and (6) matters of legal compliance.
 The Compensation Committee, which met four times during the fiscal year, reviews and establishes compensation of Officers, approves direct compensation in the amount of $150,000 or more annually to any employee and approves modifications and changes in employee benefit plans affecting benefits salaried employees receive under such plans. All of its actions are submitted to the Board for approval.
 The Nominating Committee, which met twice during the fiscal year, considers and recommends nominees to the Board. The Committee will consider nominees recommended by a Stockholder provided the Stockholder submits the nominee's name in writing addressed to the Secretary of the Company listing the nominee's qualifications together with a statement signed by the nominee indicating a willingness to serve.
 The Succession Committee, which met four times during the fiscal year, reviews and establishes the Succession plans for the management of the Company.
 The Public Policy Committee, which met two times during the fiscal year, reviews and recommends activities directed at fulfilling the social responsibility of the Company.
 The Corporate Governance Committee, which met one time during the fiscal year, assesses Board and Committee effectiveness and establishes and approves performance criteria for evaluation of the Chief Executive.
6

PAGE 7
Executive Compensation

 The following table sets forth information concerning the Company's Chief Executive and the four other most highly paid Executive Officers of the Company.

                      Summary Compensation Table
                                           Long   All
                    Annual Compensation    Term  Other
Name and    Fiscal             Other AnnualCompen-Compen-
Principal    Year Salary Bonus Compensationsation sation
Position            $      $        $       #(2)   $(3)
________________  _____ _______   ________________________  ______
G. Allen Andreas   19992,437,698   -0-      N/A  112,500    8,000
Chairman and 19982,128,495-0-      N/A      -0-   8,000
Chief Executive    1997 803,282    -0-      N/A  110,250    6,000

 B. D Kraft 1999947,744  -0-      N/A     20,000 8,000
Senior Vice  1998861,502  -0-      N/A      -0-   8,000
President    1997765,661  -0-      N/A     22,050 6,000

 C. T. Bayless,   1999 815,349    -0-      N/A   30,000    8,000
Executive Vice     1998 628,728    -0-      N/A    -0- 8,000
President and 1997461,900 -0-      N/A     33,075 6,000
Special Assistant
to the Chief
Executive

 M. L. Andreas,   1999 748,445    -0-      N/A   20,000    8,000
Senior Vice  1998701,186  -0-      N/A      -0-   8,000
President and 1997655,234 -0-      N/A     16,537 6,000
Assistant to the
Chief Executive

 J. D. McNamara,  1999 625,543    -0-      N/A   45,000    8,000
President    1998  257,212(1)      -0-      N/A    -0- 8,000
             1997  147,672(1)      -0-      N/A   16,537    -0-


(1) Salary paid all or in part in Canadian currency and converted to U.S. currency based on an exchange rate of $1.4730 on June 30, 1999.
(2) Number of options granted in fiscal year indicated and adjusted for all stock dividends and stock splits paid to date.
(3) These amounts represent the Company's matching contribution under the ESOP for calendar year 1998. The Company converted the ESOP, formerly called the ADM Savings and Investment Plan, to an employee stock ownership plan effective April 1, 1998. This is a contributory plan available to all salaried employees, as well as hourly employees at specific locations, who have completed one year of service with the Company. For most locations employees can contribute 1% to 10% of regular earnings and the Company's matching contribution is equal to 100% of the first 4% and 50% of the next 2% of the employee's contribution. The maximum employee contribution for calendar 1998 is $10,000. The employees' and the Company's contributions are used to purchase Common Stock of the Company from the Company. After age 55, employees
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PAGE 8
with 10 or more years of service are offered investment options as required by IRS regulations for employee stock ownership plans. All contributions are fully-vested to the participants; however, there are withdrawal restrictions.


  During the last fiscal year, compensation for nonemployee Directors consisted of an annual retainer of $100,000, at least one-half of which will be paid in stock units pursuant to the Company's Stock Unit Plan for Nonemployee Directors.

  D. O. Andreas was compensated at a rate of $800,000 per year for acting as the Chairman of the Board of Directors from July 1, 1998 through his resignation as Chairman on January 25, 1999. Thereafter, Mr. Andreas was compensated as a nonemployee Director as described in the preceding paragraph.

                STOCK OPTION GRANTS IN LAST FISCAL YEAR
                                                  Potential Realizable
                                                      Value at Assumed
                                                 Annual Rates of Stock
                                                Price Appreciation for
                    Individual Grants                            Option
Term

                       Percent
                       of
             Number    Total
             of        Options
             Securiti  Granted  Exercis
             esUnderl  to       e or
             ying      Employe  Base     Expiratio  5%($)   10% ($)
Name         Options   es in    Price    n Date     (3)     (3)
             Granted   Fiscal   ($/Sh)
             (#) (2)   Year
G. A.        60,000    2.76     15.6563  5/3/2009   590,76  1,497,126
Andreas                                             6
             52,500    2.41     16.4880  7/23/2008  544,38  1,379,574
                                                    3
B. D Kraft   20,000    0.92     15.6563  5/3/2009   196,92    499,042
                                                    2
C. T.        30,000    1.38     15.6563  5/3/2009   295,38    748,563
Bayless                                             3
M. L.        20,000    0.92     15.6563  5/3/2009   196,92    499,042
Andreas                                             2
J. D.        45,000    2.07     15.6563  5/3/2009   443,07  1,122,845
McNamara                                            5

(1)  Table reflects effect of 5% stock dividend in September 1998.

(2) For the period July 1, 1998 through June 30, 1999 the Executive Officers named above were granted incentive and non-qualified stock options exercisable in annual installments commencing on the first anniversary date.

(3) They hypothetical potential appreciation shown in these columns reflects the required calculations at annual rates of 5% and 10% set by the Securities and Exchange Commission, and is not intended to represent either historical appreciation or anticipated future appreciation of the Company's Common Stock price.

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PAGE 9

Aggregated Option Exercises in Fiscal Year and
Fiscal Year-End Option Values (1)


Name           Shares       Value      Number of Unexercised   Value of Unexercised
               Acquired on  Realized   Options at Fiscal Year  In-the-Money Options
               Exercise     ($)        End (#)                 at Fiscal Year End ($)
               (#)

_____________  ___________  _________  _________  ___________  _________  ___________
___            __           __         __         __           __         __
                                       Exercisab  Unexercisab  Exercisab  Unexercisab
                                       le         le           le         le

G. A. Andreas     14,356      27,597     40,702      218,512     22,708     28,392
B. D Kraft        19,142      55,340     25,150       62,480     28,381     35,495
M. L. Andreas     14,356      40,158     19,876       53,125     22,708     28,392
C. T. Bayless     19,142      62,518     27,600       81,055     28,381     35,495
J. D.              2,392       5,560      5,695       67,996      2,835     14,198
McNamara

(1) Table reflects adjustments for stock dividends and stock splits paid to date.


     The Company has a Retirement Plan for Salaried Employees (the "Plan"). The Company made a contribution to the Plan for calendar and Plan year 1998 equal to the required minimum ERISA contribution. The following table shows the estimated annual benefits payable as a life annuity, upon normal retirement, to persons in specified salary and years-of-service classifications:
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

  5 Year Average Base       For Years of Credited Service Shown Below
     Compensation            10         20           30           35
_____________________________________________________________________
       $200,000          $ 33,182 $   66,363   $   99,545  $
104,545
        400,000            68,182    136,363      204,545
214,545
        600,000           103,182    206,363      309,545
324,545
        800,000           138,182    276,363      414,545
434,545
      1,000,000           173,182    346,363      519,545
544,545
      1,200,000           208,182    416,363      624,545
654,545
      1,400,000           243,182    486,363      729,545
764,545

 The pension amount is based on the final average monthly compensation (average of the 60 consecutive months of the last 180 months which produce the highest average). For purposes of the Plan, the term "compensation" is defined as base compensation ("Salary" as shown in the Summary Compensation Table) paid during the Plan year. The pension amount is calculated as follows: final average monthly compensation times 36% plus 16.5% of final average compensation in excess of covered compensation for the first 30 years of service plus 0.5% of final average compensation in excess of 30 years of service and additional early retirement reduction when the pension commences prior to age 65. The normal retirement age under the Plan is age 65 with 5 years of service. The 5 year average compensation for purposes of the Plan of each of the five highest paid Executive Officers of the Company and the number of years of service rounded to the nearest year and credited to each of them under the Plan was as follows: G. A. Andreas $1,063,467 (26 years); B. D Kraft $752,933 (23 years); M. L.
Andreas $640,437 (27 years); C. T. Bayless $480,333 (41 years); J.D.
McNamara $263,664 (19 years).
 Various provisions of the Internal Revenue Code of 1986 limit the amount of benefits payable under a qualified pension plan. When these limits operate to reduce a pension benefit payable under the Plan, the Company will provide additional amounts so that the total annual pension will be as provided in the Plan.

 Compensation Committee Report

 The Board of Directors of the Company has a Compensation Committee comprised of five independent directors. The Committee reviews and establishes compensation of officers, approves the direct compensation in the amount of $150,000 or more annually to any employee and approves modifications and changes in employee benefit plans with respect to the benefits salaried employees receive under such plans. All of its actions are submitted to the Board for ratification.
 The Company's compensation program is informal and rather simple consisting principally of salary and from time to time, not necessarily annually, an award of incentive and non-qualified stock options. Charges for the personal use of Company facilities, if any, gross-up an executive's cash remuneration. Options for stock are at the market price on the date of grant and are exercisable in increments usually over a five-year term but none can be acquired during the first year. Bonuses and incentive awards are not a part of the compensation program, nor do any
PAGE 10
PAGE 11
 executives, including the Chief Executive, have employment
contracts.
 Compensation is not related to the market performance of the Company's stock or to the annual profit performance of the Company. Stock prices are not reflective of earnings but are influenced by such factors as interest rates, fluctuations in foreign currencies, trading of corporate equities as commodities by large financial institutions and funds, comments and recommendations of security analysts, government actions (i.e., tax and fiscal policies) and market makers' perceptions of an entire industry. The performance of a company in the basic food industry may be affected by plantings, global weather (such as floods and droughts) foreign nations' actions, including trade negotiations, and the Federal Government's programs, policies and restrictions. Management cannot manage the vagaries of the equity markets or the outside influences that relate to the production of food for human and animal consumption.
 The Company's compensation program is designed so that the annual compensation for its employees and for its executives remains competitive with that for comparable employment, responsibilities and performance in major industries, not only in the U.S. but on a world-wide basis. The Committee, consisting of independent directors who are investors and business leaders, is familiar with compensation packages and also familiarizes itself with various forms and types of remuneration primarily from publications including general news reports, periodicals and reports of other public corporations.
 The Committee in its deliberations considers all of the factors listed above and in addition to the following principles:
 a. an individual's on-the-job performance;
 b. the Company's ability to pay and its growth record;
 c. cost-of-living increases; and
 d. in the case of all individuals except the Chief Executive, the recommendations of management and a person's supervisors.
 The compensation for the Chief Executive was established by the Committee considering all of the factors previously described. The Committee proposed and the Board approved an annual salary of $2.4 million and options for 50,000 shares under the 1991 Incentive Stock Option Plan for G. A. Andreas at the July 1998 board meeting. Henceforth the Corporate Governance Committee, comprised of all of the non-management directors, shall evaluate the performance of the Chief Executive consistent with these guidelines. The evaluation of the Corporate Governance Committee will be forwarded to the Compensation Committee which will establish the compensation for the Chief Executive Officer for ratification by the Board of Directors.
 Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation paid in excess of $1,000,000 annually to the corporation's chief executive officer and four other most highly compensated executive officers. One of the exceptions to this deduction limit is for qualifying "performance-based" compensation. The Company's 1996 Stock Option Plan, approved by the Stockholders at the Company's 1996 Annual Meeting, and the Incentive Compensation Plan to be proposed for adoption at the 1999 Annual Meeting of Stockholders have been designed to qualify as a performance-based compensation plans satisfying this exception. However, other compensation paid to the Company's executive officers may be subject to the deduction limitation. The Committee believes, in order to retain the flexibility to compensate its executive officers in a competitive environment in accordance with the principles discussed above, that it would be inadvisable to adopt a strict policy of compliance with Section 162(m) in all cases. The Committee will, however, continue to consider future opportunities
11
PAGE 12
for compliance with Section 162(m) that it feels are in the best interests of the Company and its Stockholders. The Committee also believes that the amount of any expected loss of a tax deduction under
Section 162(m) will be insignificant to the Company's overall tax position.

                                       Glenn Webb, Chairman
                                        Jack Block
                                        G. O. Coan
                                        F. R. Johnson
                                        J. K. Vanier

            Comparison of Five Year Cumulative Total Return
   Among Archer-Daniels-Midland Company (ADM), the S & P Foods Index
                        and the S & P 500 Index

Measurement Period       ADM       S & P Foods         S & P 500
(Fiscal Year Covered)                   Index               Index
__________________       ___       __________          _________


Measurement Pt - 06/30/94     $100      $100           $100


FYE 06/30/95             $126      $129           $126
FYE 06/30/96             $137      $152           $159
FYE 06/30/97             $179      $213           $214
FYE 06/30/98             $156      $267           $279
FYE 06/30/99             $132      $241           $342


$100 invested on 06/30/94 in stock or index including reinvestment of dividends.
Fiscal year ending June 30.

Graph produced in accordance with SEC regulations by Research Data
Group, Inc.


Certain Relationships and Related Transactions

 Mr. J. K. Vanier, a director of the Company, has a beneficial interest in farms and ranches in Kansas and other states. During the last fiscal year the farms and ranches made sales of grain totaling $65,817 to the Company on terms and conditions that were no more favorable than those afforded by any other customer.
 During the fiscal year ended June 30, 1999, the Company retained the services of the law firms of Akin, Gump, Strauss, Hauer & Feld of which Robert S. Strauss, a director of the Company, is a partner and Ogilvy Renault of which M. Brian Mulroney, a director of the Company, is the senior partner. The Company may continue to retain the services of, and refer specific matters to, these firms during the next fiscal year.
12
PAGE 13
INCENTIVE COMPENSATION PLAN

Introduction
 The Company's Board of Directors, following approval by the Compensation Committee of the Board (the "Committee"), authorized the adoption of the Archer-Daniels-Midland Company Incentive Compensation Plan (the "Plan") effective as of October 22, 1999, subject to the approval of the Plan by the Company's Stockholders. A copy of the Plan is attached as Exhibit "A" to this Proxy Statement, and this discussion is qualified in its entirety by reference to the full text of the Plan.
 The Board of Directors and the Committee believe that the adoption of the Plan would be in the best interests of the Company. The purpose of the Plan is to provide employees with an incentive to put forth maximum efforts for the Company's success and to provide a valuable means of retaining key personnel as well as attracting new management personnel when needed for future operations and growth.
 The Plan has been designed to meet the requirements of
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), regarding deductibility of executive compensation, discussed below. The basic features of the Plan are summarized below.

Administration
 The Plan will be administered by the Committee or a subcommittee of the Committee, which shall consist of two or more directors who are "non-employee directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and/or "outside directors" for purposes of Section 162(m) of the Code. Subject to the provisions of the Plan, the Committee will have the exclusive power to make awards under the Plan and to determine when and to whom awards will be granted, and the form, amount, and other terms and conditions of each award. The Committee will have the authority to interpret the Plan and any award or agreement made under the Plan, to establish, amend, waive, and rescind any rules and regulations relating to the administration of the Plan, to determine the terms and provisions of any agreements entered into under the Plan (not inconsistent with the Plan), and to make all other determinations necessary or advisable for the administration of the Plan.

Eligibility and Number of Shares
 All employees of the Company and its affiliates will be eligible to receive awards under the Plan at the discretion of the Committee. The Company and its affiliates currently have approximately 23,600 employees.
 The total number of shares of the Common Stock of the Company available for distribution under the Plan is 10,000,000, no more than 2,000,000 of which may be granted in the form of restricted stock (subject to adjustment for future stock splits, stock dividends, and similar changes in the capitalization of the Company). No participant may receive in any fiscal year of the Company awards under the Plan that exceed the following limitations: no participant may receive an award of more than 500,000 shares subject to stock options; no participant may receive an award of more than 500,000 shares subject to stock appreciation rights; no participant may receive an award of more than 500,000 shares of restricted stock; no participant may receive an award of more than 500,000 performance shares; no participant may receive a maximum aggregate pay-out with respect to performance units in excess of $500,000; and no participant may receive a maximum aggregate pay-out with respect to cash-based awards in excess of $500,000.
 Awards under the Plan are to be evidenced by written agreements containing the terms and conditions of the awards. Such agreements are subject to amendment, including unilateral amendment by the Company (with the approval of the Committee) unless such amendments adversely affect the participant. To the extent that an award payable in shares of the Common Stock of the Company is forfeited, cancelled, returned to the Company for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates without payment being
13
PAGE 14

made thereunder, the shares of the Common Stock of the Company covered thereby will no longer be charged against the maximum 10,000,000 and 2,000,000 share limitations described above and may again be subject to awards under the Plan.

Types of Awards
 The types of awards that may be granted under the Plan include incentive and nonqualified stock options, stock appreciation rights, restricted stock, performance shares, performance units, and cash-based awards. Subject to certain restrictions applicable to incentive stock options, awards will be exercisable by the recipients at such times as are determined by the Committee, but in no event may the term of an award be longer than ten years after the date of grant.
 In addition to the general characteristics of all of the awards described in this Proxy Statement, the basic characteristics of awards that may be granted under the Plan are as follows:
 Incentive and Nonqualified Stock Options. Both incentive and nonqualified stock options may be granted to participants at such exercise prices as the Committee may determine, but the exercise price for any option may not be less than 100% of the fair market value (as defined in the Plan) of a share of the Common Stock of the Company as of the date the option is granted. Stock options may be granted and exercised at such times as the Committee may determine, except that, unless applicable federal tax laws are modified, (a) no incentive stock options may be granted more than ten years after the effective date of the Plan; (b) an incentive stock option shall not be exercisable more than ten years after the date of grant; and (c) the aggregate fair market value of the shares of the Common Stock of the Company with respect to which incentive stock options granted under the Plan or any other plan of the Company may first become exercisable in any calendar year for any employee may not exceed $100,000. Additional restrictions apply to an incentive stock option granted to an individual who beneficially owns more than 10% of the combined voting power of all classes of stock of the Company.
 The purchase price payable upon exercise of options may be paid in cash, or, if the Committee permits, by delivering stock already owned by the participant (the fair market value of the shares delivered on the date of exercise being equal to the option price of the stock being purchased), or by a combination of cash and such stock, unless otherwise provided in the related agreement. To the extent permitted by Regulation T of the Federal Reserve Board, participants may also simultaneously exercise options and sell the stock purchased upon such exercise pursuant to brokerage or similar relationships and use the sale proceeds to pay the purchase price.
 Stock Appreciation Rights, Performance Shares/Units and Cash-Based Awards. The value of a stock appreciation right granted to a recipient is determined by the appreciation in the Common Stock of the Company, subject to any limitations upon the amount or percentage of total appreciation that the Committee may determine at the time the right is granted. The recipient receives all or a portion of the amount by which the fair market value of a specified number of shares, as of the date the stock appreciation right is exercised, exceeds a price specified by the Committee at the time the right is granted.
The price specified by the Committee must be at least 100% of the fair market value of the specified number of shares of the Common Stock of the Company to which the right relates determined as of the date the stock appreciation right is granted. A stock appreciation right may be granted in connection with a previously or contemporaneously granted option, or independent of any option.
 Performance shares and units and cash-based awards entitle the recipient to payment in amounts determined by the Committee based upon the achievement of specified performance targets during a specified term. With respect to awards intended to comply with the requirements of Section 162(m) of the Code, such performance targets will be based on one or any combination of two or more of the
14
PAGE 15
following criteria: earnings per share, net income, return on assets or return on equity, cash flow return on investments (net cash flows divided by owners' equity), earnings before or after taxes, gross revenues, and share price (including, but not limited to, growth measures and total stockholder return). The performance targets may be applied on an absolute or comparative basis. Any such targets may relate to one or any combination of two or more of corporate, group, unit, division or affiliate performance. Awards that are not intended to comply with Section 162(m) of the Code, such awards may be based on these or other performance criteria, as determined by the Committee. The value in dollars of any award denominated in shares or units is determined when the award is earned based on the fair market value of a share of the Common Stock of the Company on the last day of the performance period.
 Payments with respect to stock appreciation rights, performance shares and units and cash-based awards may be paid in cash, shares of the Common Stock of the Company or a combination of cash and shares as determined by the Committee. The Committee may require or permit participants to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under the Plan.
 Restricted Stock Awards. The Common Stock of the Company granted to recipients may contain such restrictions as the Committee may determine, including provisions requiring forfeiture and imposing restrictions upon stock transfer. Awards of restricted stock may, in the discretion of the Committee, provide the participant with dividends and voting rights prior to vesting.

Transferability
 During the lifetime of a participant to whom an award is granted, only such participant (or, if so provided in the applicable agreement in the case of a nonqualified stock option, a permitted transferee as hereafter described) may exercise an option or stock appreciation right or receive payment with respect to performance shares or any other award. No award of restricted stock (prior to the expiration of the restrictions), options, stock appreciation rights, performance shares or units, or cash-based award (other than an award of stock without restrictions) may be sold, assigned, transferred, exchanged, or otherwise encumbered, and any attempt to do so will not be effective, except that an agreement may provide that: (a) an award may be transferable to a successor in the event of a participant's death and (b) a nonqualified stock option may be transferable to a participant's family member (as such term is defined in the award agreement, in a manner consistent with the definition contained in the instructions to the Form S-8 Registration Statement under the Securities Act of 1933), provided that the participant receives no consideration for the transfer and such transferred nonqualified stock option will remain subject to the same terms and conditions as were applicable to such option immediately prior to its transfer.

Duration, Adjustments, Modifications, Terminations
 The Plan will remain in effect until all shares of the Common Stock of the Company subject to the Plan are distributed or all awards have expired or lapsed, whichever occurs later, or the Plan is terminated as described below.
 In the event of a recapitalization, stock dividend, stock split, or other relevant change, the Committee has the discretion to adjust the number and type of shares available for awards or the number and type of shares and amount of cash subject to outstanding awards, the option exercise price of outstanding options, and provisions regarding payment with respect to outstanding awards. Adjustments in performance targets and payments on performance shares and units and cash-based awards are also permitted upon the occurrence of such events as may be specified in the related agreements.
 The Plan also gives the Board the right to amend, modify, terminate or suspend the Plan, except that no amendment shall be effective without stockholder approval if such amendment would (i) change the class of persons eligible to participate under the Plan, (ii) increase the number of shares of the Common Stock of the
15
PAGE 16
Company reserved for issuance under the Plan or the maximum number of shares subject to awards under the Plan, or (iii) allow the grant of options at an exercise price below the fair market value of a share of the Common Stock of the Company at the date of grant. In addition, the Board may seek Stockholder approval of any amendment to the extent the Board deems such approval necessary or advisable for purposes of compliance with provisions of the Code or the listing requirements of the New York Stock Exchange.

Federal Tax Considerations
 The Company has been advised by its counsel that awards made under the Plan generally will result in the following tax events for United States citizens under current United States federal income tax laws.
 Incentive Stock Options.  A recipient will realize no taxable income, and the Company will not be entitled to any related deduction, at the time an incentive stock option is granted under the Plan. If certain statutory employment and holding period conditions are satisfied before the recipient disposes of shares acquired pursuant to the exercise of such an option, then no taxable income will result upon the exercise of such option, and the Company will not be entitled to any deduction in connection with such exercise. Upon disposition of the shares after expiration of the statutory holding periods, any gain or loss realized by a recipient will be a capital gain or loss. The Company will not be entitled to a deduction with respect to a disposition of the shares by a recipient after the expiration of the statutory holding periods.
 Except in the event of death, if shares acquired by a recipient upon the exercise of an incentive stock option are disposed of by such recipient before the expiration of the statutory holding periods (a "disqualifying disposition"), such recipient will be considered to have realized as compensation, taxable as ordinary income in the year of disposition, an amount, not exceeding the gain realized on such disposition, equal to the difference between the exercise price and the fair market value of the shares on the date of exercise of the option. The Company will be entitled to a deduction at the same time and in the same amount as the recipient is deemed to have realized ordinary income. Any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. If the recipient pays the option price with shares that were originally acquired pursuant to the exercise of an incentive stock option and the statutory holding periods for such shares have not been met, the recipient will be treated as having made a disqualifying disposition of such shares, and the tax consequence of such disqualifying disposition will be as described above.
 The foregoing discussion applies only for regular tax purposes. For alternative minimum tax purposes, an incentive stock option will be treated as if it were a nonqualified stock option, the tax consequences of which are discussed below.
 Nonqualified Stock Options. A recipient will realize no taxable income, and the Company will not be entitled to any related deduction, at the time a nonqualified stock option is granted under the Plan. At the time of exercise of a nonqualified stock option, the recipient will realize ordinary income, and the Company will be entitled to a deduction, equal to the excess of the fair market value of the stock on the date of exercise over the option price. Upon disposition of the shares, any additional gain or loss realized by the recipient will be taxed as a capital gain or loss.
 Stock Appreciation Rights and Units, Performance Shares and Cash-Based Awards. Generally: (a) the recipient will not realize income upon the grant of a stock appreciation right, a performance share award or unit or a cash-based award; (b) the recipient will realize ordinary income, and the Company will be entitled to a corresponding deduction, in the year cash, shares of Common Stock, or a combination of cash and shares are delivered to the recipient upon exercise of a stock appreciation right or in payment of the performance share award or unit or a cash-
16
PAGE 17
based award; and (c) the amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of Common Stock received on the date of issuance. The federal income tax consequences of a disposition of unrestricted shares received by the recipient upon exercise of a stock appreciation right or in payment of a performance share or unit or cash-based award are the same as described below with respect to a disposition of unrestricted shares.
 Restricted Stock. Unless the recipient files an election to be taxed under Section 83(b) of the Code: (a) the recipient will not realize income upon the grant of restricted stock; (b) the recipient will realize ordinary income, and the Company will be entitled to a corresponding deduction, when the restrictions have been removed or expire; and (c) the amount of such ordinary income and deduction will be the fair market value of the restricted stock on the date the restrictions are removed or expire. If the recipient files an election to be taxed under Section 83(b) of the Code, the tax consequences to the recipient and the Company will be determined as of the date of the grant of the restricted stock rather than as of the date of the removal or expiration of the restrictions.
 When the recipient disposes of restricted stock, the difference between the amount received upon such disposition and the fair market value of such shares on the date the recipient realizes ordinary income will be treated as a capital gain or loss.
 Compensation of the Company's Chief Executive and four other most highly compensated Executive Officers is subject to the tax deduction limits of Section 162(m) of the Code. Awards that qualify as "performance-based compensation" will be exempt from Section 162(m), thus allowing the Company the full tax deduction otherwise permitted for such awards. If approved by the Company's Stockholders, the Plan will enable the Committee to grant awards that will be exempt from the deduction limits of Section 162(m) of the Code.

Forfeiture
 The Plan permits the Company to provide in the award agreements conditions of forfeiture of a partici-ant's rights with regard to such award in the event of the termination of employment of the participant "for cause", the participant's breach of restrictive covenants or the participant having engaged in an activity detrimental to the Company. Such conditions of forfeiture may include suspension or cancellation of the participant's right to exercise an option or SAR, suspension or cancellation of the participant's pending right to receive an issuance of shares or cash payment in settlement of any award, forfeiture of any shares of restricted stock held by the participant or following the issuance of shares upon exercise of an award, either cancellation of the shares so issued or requiring the participant to pay the Company in cash an amount equal to the gain realized by the participant from such award.

Witholding
 The Plan permits the Company to withhold from awards an amount sufficient to cover any required withholding taxes. In lieu of cash, the Committee may permit a participant to cover withholding obligations through a reduction in the number of shares to be delivered to such participant or by delivery of shares already owned by the participant.

New Plan Benefits
 The Committee has not yet made any determination with respect to awards that may be granted in the future pursuant to the Plan. The closing sale price of a share of the Common Stock of the Company on the New York Stock Exchange on September 1, 1999 was $13.1250 per share.
17
PAGE 18
Voting Requirements
 The affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company present in person or by proxy and entitled to vote on this item at the meeting is required for approval of the Plan. Proxies solicited by the Board of Directors will be voted for approval of the Plan unless shareholders specify otherwise in their proxies. For this purpose, a Stockholder voting through a Proxy who abstains with respect to approval of the Plan is considered to be present and entitled to vote on the approval of the Plan at the meeting, and is in effect a negative vote, but a Stockholder (including a broker) who does not give authority to a Proxy to vote or withholds authority to vote, on the approval of the Plan, shall not be considered present and entitled to vote on the proposal.

Recommendation

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE
INCENTIVE COMPENSATION PLAN.


Auditors
 The firm of Ernst & Young LLP, independent auditors, has audited the records of the Company for many years. The Board of Directors wishes to continue the services of this firm for the fiscal year ending June 30, 2000, and the Stockholders' ratification of such appointment is requested. Representatives of Ernst & Young LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Section 16(a) Beneficial Ownership Reporting Compliance

 Based solely upon a review of copies of reports furnished to the Company during the fiscal year ended June 30, 1999, the following persons filed the number of late reports or failed to file reports/representing the number of transactions set forth after his or her name: C. Hamlin 1 report/1 transaction and B. Cox 1 report/1 transaction.

STOCKHOLDER'S PROPOSAL NO. 1

 The following proposal and supporting statement have been submitted by Martin Glotzer, 7061 North Kedzie, Chicago, Illinois 60645 and/or Margaret R. Gilbert, 29 East 64th Street, New York, New York 10021-7043. Margaret R. Gilbert holds 441 shares of Company stock and Martin Glotzer holds 115 shares of Company stock:

               Shareholder Proposal:  Cumulative Voting

  RESOLVED:  That the stockholders of Archer-Daniels-Midland Company,
  assembled in annual meeting   in person and by proxy, hereby
  request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such
  votes for a single candidate, or any two or more of them as he   or
  she may see fit.

  REASONS

  Strong support along the lines we suggest were shown at the 1998 annual meeting when 28.9%, 125,935,045 shares, were cast in favor of this proposal.

  We believe the board of directors of Archer-Daniels should adopt cumulative voting in the election of directors as part of its program of corporate governance.
18
PAGE 19
  Provision for cumulative voting brings to the corporate system a means by which a significant group of stockholders, though in the minority, can elect candidates of its choice, making a more diverse board of directors.

  If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain.

Recommendation of the Board of Directors Against the Proposal

 The Board of Directors believes that each Director should be chosen for his or her qualifications and ability to serve the Company and all of its Stockholders. Cumulative voting introduces the possibility of a director being committed to serve the special interests of a small fraction responsible for the Director's election, rather than the best interests of the Stockholders as a whole. The present system of voting for the election of Directors avoids the conflict created when a Director is elected by a narrow constituency. The Company's Stockholders defeated similar proposals at the 1996 and 1998 Annual Meetings.

 The Board of Directors recommends that Stockholders vote AGAINST this Stockholder proposal. Proxies solicited by the Board of Directors will be so voted unless Stockholders specify a different choice.

STOCKHOLDER'S PROPOSAL NO. 2

 The following proposal and supporting statement have been submitted by John J. Gilbert, 29 East 64th Street, New York, New York 10021-7043, who holds 441 shares of Company stock:

              Shareholder Proposal:  Post-Meeting Report

  RESOLVED: That the stockholders of Archer-Daniels-Midland Company,
  assembled in Annual Meeting   in person and by proxy, hereby
  request that following the Annual Meeting the Management issue a post-meeting report which shall include a brief resume of questions and answers of general interest, a summary of the discussion, identification of participants and the actual vote for and against all resolutions.

  REASONS

  "Stockholders are entitled to accurate information as to what transpires at the Annual Meeting, so they can act for their joint interest. If stockholders cannot act together they cannot act effectively" (quote from Judge John J. Biggs, Jr. United States Appellate Court).

   I was not able to attend the 1998 Annual Shareholders Meeting.

     It was brought to my attention that the chief executive officer, Mr. G. Allen Andreas, gave a review of our Company's business and gave answers to questions by shareholders. I have not seen any mention of questions and answers nor identification of speakers.

  Nor have I seen the results of the voting on the shareholder proposal for cumulative voting in the election of Directors.
  A proper post meeting report as proposed by myself would in my opinion be informative and the matters discussed would be meaningful to the Company and Shareholders showing a post meeting report is hardly a needless expense.

  If you agree please mark your proxy for the resolution, otherwise it is automatically cast against it.
19
PAGE 20

Recommendation of the Board of Directors Against the Proposal

 The Company currently has in place a policy to provide a transcript of each Annual Meeting of its Stockholders, upon the payment of reasonable copying and mailing cost, to any Stockholder who so requests. The Board of Directors believes that this is the most efficient and economical way to provide this information. The proposal requires the Company to prepare a selective report on certain items and to incur the costs of mailing those materials to all Stockholders, many of whom may not have any interest in these items or in such a report. Because the present system of providing complete information on request satisfies the varying interests of our Stockholders and avoids the costs and waste of a mass mailing, the Board of Directors believes that the present system should remain in place.
 The Board of Directors recommends that Stockholders vote AGAINST this Stockholder proposal. Proxies solicited by the Board of Directors will be so voted unless Stockholders specify a different choice.


STOCKHOLDER PROPOSAL NO. 3

 The following proposal and supporting statement have been submitted by the Pipefitters Local 562 Pension Fund, 12385 Larimore Road, St. Louis, Missouri 63138, which is the beneficial owner of at least 9,000 shares of Company stock:


              Shareholder Proposal:  Confidential Voting

     BE IT RESOLVED, that the shareholders of Archer-Daniels-Midland Company ("Company") recommend that our Board of Directors take the steps necessary to adopt and implement a policy of Co nfidential Voting at all meetings of its stockholders, which includes the following provisions:

        1. That the voting of all proxies, consents and authorizations be secret, and that no such document shall be available for examination nor shall the vote or identity of any shareholder be disclosed except to the extent necessary to meet legal requirements, if any, of the Company's state of incorporation; and

     2. That the receipt, certification and tabulation of such votes shall be performed by independent election inspectors.

     AMENDED SUPPORTING STATEMENT

          The proponents believe it is vitally important that a system of Confidential Proxy Voting be established at Archer-Daniels-Midland Company. Confidential balloting is a basic tenet of our political electoral process that ensures its integrity. The integrity of corporate board elections should also be protected against potential abuses given the importance of corporate policies and practices to shareholders and our national economy.

          Archer-Daniels-Midland's board has adopted a limited confidential voting policy that is defective because it exempts "any contested solicitation" the very type of issue where confidentiality is most important. The policy provided in this proposal is intended to cure that defect by removing the exemption.
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          The implementation of a Confidential Voting System would
     enhance shareholder rights in several ways. First, in protecting the confidentiality of the corporate ballot, shareholders would feel free to oppose management nominees and issue positions without fear of retribution. This is especially important for professional money managers whose business relationships can be jeopardized by their voting positions.

          A second important benefit of Confidential Voting would be to invigorate the corporate governance process at the Company.
     We believe Confidential Voting would promote shareholder activism with the Company. We believe that shareholders empowered with a free and protected vote would be more active in proposing corporate policy resolutions and alternate board candidates.

          Finally, we believe that this enhancement of the proxy voting process would encourage shareholders to vote with their ballots rather than "vote with their feet." This change would help to develop a long-term investment perspective where corporate assets could be deployed and used in a more effective and efficient manner.

Recommendation of the Board of Directors Against the Proposal

 The Company currently has a confidential voting policy to ensure that the voting process does not result in any improper influence or coercion of Stockholders. The Board of Directors believes that the procedures adopted pursuant to this policy adequately address the concerns raised in this Stockholder proposal and notes that a similar proposal was defeated by the Company's Stockholders at the 1996 Annual Meeting.

 Specifically, confidentiality safeguards are already in place throughout the voting and tabulation process. The voting and tabulation process is conducted by a third party and is overseen by third-party election inspectors. Votes are tabulated mechanically, except where a vote is withheld in which case it is tabulated by hand, and the Board has full confidence in the accuracy and impartiality of the results. Besides these precautions, however, Stockholders have the additional option of registering their shares in the name of a bank, broker, or other nominee. These nominee holders do not reveal the names of the holders without their permission, thereby further protecting Stockholders' privacy and the confidentiality of their votes.

 The Board believes that its current practices protect the confidentiality of Stockholder votes and that a modification of the current policy is unwarranted.

 The Board of Directors recommends that Stockholders vote AGAINST
this Stockholder proposal.   Proxies solicited by the Board of
Directors will be so voted unless Stockholders specify a different choice.

The affirmative vote of a majority of the outstanding shares of Common Stock of the Company present in person or represented by proxy at the meeting and entitled to vote on the preceding Stockholder proposals is required for approval of any such Stockholder proposal. For this purpose, a Stockholder voting through a proxy who abstains as to any such proposal is considered to be present and entitled to vote on such proposal at the meeting, and is in effect a negative vote, but a Stockholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on such proposal shall not be considered present and entitled to vote on such proposal.
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PAGE 22
Deadline for Submission of Stockholder Proposals

 Proposals of Stockholders intended to be presented at the next
Annual Meeting and desired to be included in the Company's Proxy Statement for that meeting must be received by the Secretary, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois, 62526, no later than May 18, 2000, in order to be included in such Proxy Statement. If notice of any other Stockholder proposal intended to be presented at the next Annual Meeting is not received by the Company on or before August 1, 2000, the proxy solicited by the Board of Directors of the Company for use in connection with that meeting may confer authority on the proxies to vote in their discretion on such proposal, without any discussion in the Company's Proxy Statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion.

Other Matters

 It is not contemplated or expected that any business other than that pertaining to the subjects referred to in this Proxy Statement will be brought up for action at the meeting, but in the event that other business does properly come before the meeting calling for a Stockholders' vote, the Proxy Committee will vote thereon according to its best judgment in the interest of the Company.

                              By Order of the Board of Directors
                              ARCHER-DANIELS-MIDLAND COMPANY
September 15, 1999             D. J. Smith, Secretary
                                                           EXHIBIT "A"
                    Archer-Daniels-Midland Company
                      Incentive Compensation Plan

Article 1. Establishment, Objectives, and Duration

 1.1. Establishment of the Plan. Archer-Daniels-Midland Company, a Delaware corporation (hereinafter referred to as the "Company"), hereby establishes an incentive compensation plan to be known as the "Archer- Daniels-Midland Company Incentive Compensation Plan" (hereinafter referred to as the "Plan"), as set forth in this document. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Shares, Performance Units, and Cash-Based Awards.
 Subject to approval by the Company's Stockholders, the Plan shall become effective as of October 22, 1999 (the "Effective Date") and shall remain in effect as provided in Section 1.3 hereof.
 1.2. Objectives of the Plan. The objectives of the Plan are to optimize the profitability and growth of the Company through annual and long-term incentives which are consistent with the Company's goals and which link the personal interests of Participants to those of the Company's Stockholders; to provide Participants with an incentive for excellence in individual performance; and to promote teamwork among Participants. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company's success and to allow Participants to share in the success of the Company.
 1.3. Duration of the Plan. The Plan shall commence on the Effective Date, as described in Section 1.1 hereof, and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article 15 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan's provisions. However, in no event may an Award be granted under the Plan on or after
October 21, 2009.

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PAGE 23

Article 2. Definitions

 Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:
2.1. "Affiliate" shall mean an "affiliate" of the Company, within the meaning of such term under Rule 12b-2 of the General Rules and
Regulations of the Exchange Act.
2.2.  "Award" means, individually or collectively, a grant under this
Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Shares, Performance Units, or Cash-Based Awards.
2.3.  "Award Agreement" means an agreement entered into by the Company and each Participant setting forth the terms and provisions applicable to Awards granted under this Plan.
2.4.  "Beneficial Owner" or "Beneficial Ownership" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.
2.5.  "Board" or "Board of Directors" means the Board of Directors of the Company.
2.6. "Cash-Based Award" means an Award granted to a Participant, as described in Article 9 herein.
2.7.  "Code" means the Internal Revenue Code of 1986, as amended from time to time.
2.8. "Committee" means the Compensation Committee of the Board of Directors, which shall consist of two or more directors all of whom shall satisfy the requirements for an "outside director" under code
Section 162 (m) and/or a "non-employee director" within the meaning of
Rule 16b-3 of the Exchange    Act, provided, however, that as to any
Section 162(m) Award, if any member of the Compensation     Committee
shall not satisfy such "outside director" requirements, "Committee" means a subcommittee (of two or more persons) of the Compensation
Committee consisting of all members thereof who satisfy such "outside director" requirement.
2.9. "Company" means Archer-Daniels-Midland Company, a Delaware corporation, and any successor thereto as provided in Article 18 herein.
2.10. "Covered Employee" means a Participant who, in the sole judgement of the Committee, may be treated as a "covered employee" under Code Section 162(m) at the time income is recognized by such Participant in connection with an Award that is intended to qualify for the Performance-Based Exception.
2.11. "Date of Grant" shall mean the date on which an Award under the Plan is made by the Committee or such later effective date for such Award as the Committee may specify.
2.12. "Disability" shall have the meaning ascribed to such term in the Participant's governing long-term disability plan or, if no such plan exists, at the discretion of the Committee.
2.13. "Effective Date" shall have the meaning ascribed to such term in
Section 1.1 hereof.
2.14. "Employee" means any person who is an employee of the Company, any Affiliate or any Subsidiary;provided, however, that with respect to ISOs, "Employee" means any person who is considered an employee of the Company or any Subsidiary for purposes of Treasury Regulation 1.421-7(h).
2.15. "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.
2.16. "Fair Market Value" on any date shall be determined on the basis of the closing sale price on the trading date immediately prior to such date on the principal securities exchange on which the Shares are traded or, if there is no such sale on the relevant date, then on the last previous day on whicha sale was reported.
2.17. "Freestanding SAR" means a SAR that is granted independently of any Options, as described in Article 7 herein.
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PAGE 25
2.18. "Incentive Stock Option" or "ISO" means an option to purchase
Shares granted under Article 6 herein and which is designated as an Incentive Stock Option and which is intended to meet the requirements of Code Section 422.
2.19. "Nonqualified Stock Option" or "NQSO" means an option to purchase Shares granted under Article 6 herein and which is not intended to meet the requirements of Code Section 422.
2.20. "Option" means an Incentive Stock Option or a Nonqualified
Stock Option, as described in Article 6 herein.
2.21. "Option Price" means the price at which a Share may be purchased by a Participant pursuant to an Option.
2.22. "Participant" means an Employee who has been selected to receive an Award or who has outstanding an Award granted under the Plan.
2.23. "Performance-Based Exception" means the performance-based exception from the tax deductibility limitations of Code Section
162(m).
2.24. "Performance Share" means an Award granted to a Participant, as described in Article 9 herein.
2.25. "Performance Unit" means an Award granted to a Participant, as described in Article 9 herein.
2.26. "Period of Restriction" means the period during which the transfer of Shares of Restricted Stock is limited in some way and the Shares are subject to a risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, as its discretion), as provided in Article 8 herein.
2.27. "Person" shall have the meaning ascribed to such term in
Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) thereof.
2.28. "Restricted Stock" means an Award granted to a Participant pursuant to Article 8 herein.
2.29. "Retirement" shall mean "early retirement" or "normal retirement" within the meaning of such terms under the ADM Retirement
Plan.
2.30."Section 162(m) Award" means an Award to a Covered Employee intended to qualify for the Perform-ance-Based Exception.
2.31. "Shares" means the shares of common stock of the Company, without par value.
2.32. "Stock Appreciation Right" or "SAR" means an Award, granted alone or in connection with a related Option, designated as a SAR, pursuant to the terms of Article 7 herein.
2.33. "Subsidiary" means any corporation, partnership, joint venture, or other entity in which the Company has a majority voting interest; provided, however, that with respect to ISOs, the term "Subsidiary" shall include only an entity that qualifies under Code Section 424(f) as a "subsidiary corporation" with respect to the Company.
2.34. "Tandem SAR" means a SAR that is granted in connection with a related Option pursuant to Article 7 herein, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (with a similar cancellation of the Tandem SAR when a Share is purchased under the Option).

Article 3. Administration

 3.1. Committee Members. The Plan shall be administered by the Committee. The members of the Committee shall be appointed by and serve at the pleasure of the Board. The Committee shall have such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. No member of the Committee shall be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Award thereunder.
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PAGE 25
 3.2. Discretionary Authority. Subject to the express limitations of the Plan, the Committee shall have authority in its discretion to determine the Employees to whom, and the time or times at which, Awards may be granted, the number of Shares, units or other rights subject to each Award, the Option Price or purchase price of an Award (if any), the time or times at which an Award will become vested, exercisable or payable, the performance measure, performance goals and other conditions of an Award, the duration of the Award, and all other terms of the Award. The Committee shall also have discretionary authority to interpret the Plan, to make all factual determinations under the Plan, and to make all other determinations necessary or advisable for Plan administration. The Committee may prescribe, amend, and rescind rules and regulations relating to the Plan. All interpretations, determinations, and actions by the Committee shall be final, conclusive, and binding upon all parties.

Article 4. Shares Subject to the Plan and Maximum Awards

 4.1. Number of Shares Available for Grants. Subject to adjustment as provided in Section 4.2 herein, the number of Shares hereby reserved for issuance to Participants under the Plan shall be ten million (10,000,000), no more than two million (2,000,000) of which may be granted in the form of Restricted Stock. The Shares to be delivered under the Plan will be made available from authorized but unissued Shares or issued Shares that are held in the Company's treasury. To the extent that any Award payable in Shares is forfeited, cancelled, returned to the Company for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates without payment being made thereunder, Shares covered thereby will no longer be charged against the foregoing maximum Share limitations and may again be made subject to Awards under the Plan pursuant to such limitations. Subject to adjustments as provided in
Section 4.2 herein, the following rules shall apply to grants of such Awards under the Plan:
 (a) Stock Options: The maximum aggregate number of Shares that may be covered by Stock Options, pursuant to Awards granted in any one fiscal year to any one single Participant, shall be five hundred thousand (500,000).
 (b) SARs: The maximum aggregate number of Shares that may be covered by Stock Appreciation Rights, pursuant to Awards granted in any one fiscal year to any one single Participant, shall be five hundred thousand (500,000).
 (c) Restricted Stock: The maximum aggregate number of Shares that may be covered by Awards of Restricted Stock granted in any one fiscal year to any Participant shall be five hundred thousand (500,000).
 (d) Performance Shares: The maximum aggregate number of Shares that may be covered by Awards of Performance Shares granted in any one fiscal year to any Participant shall be five hundred thousand (500,000).
 (e) Performance Units: The maximum aggregate payout (determined as of the end of the applicable performance period) with respect to Performance Units granted in any one fiscal year to any one Participant shall be five hundred thousand dollars ($500,000).
 (f) Cash-Based Awards: The maximum aggregate payout (determined as of the end of the applicable performance period) with respect to Cash-Based Awards granted in any one fiscal year to any one Participant shall be five hundred thousand dollars ($500,000).
 4.2. Adjustments in Shares. If there shall occur any recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other distribution with respect to the Shares, or any merger, consolidation, reorganization or other change in corporate structure affecting the Shares, the Committee may, in the manner and to the extent that it deems appropriate and equitable to the Participants and consistent with the terms of this Plan, cause an adjustment to be made in (i) the maximum number and kind of Shares provided in Section 4.1 hereof, (ii) the number and kind of shares, units, or other rights subject to then outstanding Awards, (iii) the Option Price or purchase price for
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PAGE 26
each Share or unit or other right subject to then outstanding Awards,
(iv) the performance targets or goals applicable to any outstanding Awards, or (v) any other terms of an Award that are affected by the event. Notwithstanding the foregoing, in the case of ISOs, any such adjustments shall be made in a manner consistent with the requirements of Code Section 424(a) and, in the case of a Section 162(m) Award, in a manner consistent with the requirements of Code Section 162(m). In the event of any merger, consolidation, reorganization or similar corporate event in which Shares are to be exchanged for payment of cash (the "Cash Consideration"), the committee may, in its discretion,
(i) make equitable adjustments as provided above, or (ii) cancel any outstanding Option in exchange for payment in cash, if any, equal to the excess of the Cash Consideration for the shares underlying such Option over the Option Price for such Shares.

Article 5. Eligibility and Participation

 5.1. Eligibility. Persons eligible to participate in this Plan include all Employees.
 5.2. Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

Article 6. Stock Options

 6.1. Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee.
 6.2. Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, provisions for vesting and exercisability, and such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.
 6.3. Option Price. The Option Price for each grant of an Option under this Plan shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the Date of Grant.
 6.4. Duration of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than one day prior to the tenth (10th) anniversary date of its grant.
 6.5. Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant. Notwithstanding the foregoing, the Committee may at any time, or upon the occurrence of any events specified by the Committee in an Award Agreement, accelerate a Participant's right to exercise an Option.
 6.6. Payment. Options granted under this Article 6 shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.
 The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent, or (b) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price), or (c) by a combination of (a) and (b).
 The Committee also may allow cashless exercise as permitted under Federal Reserve Board's Regulation T, subject to applicable securities law restrictions, or exercise by any other means which the Committee determines to be consistent with the Plan's purpose and applicable law.
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PAGE 27
 Subject to any governing rules or regulations, as soon as
practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant's name, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).
 6.7.  Additional Rules for Incentive Stock Options.
    (a) No ISO shall be granted to a Participant as a result of which the aggregate Fair Market Value (determined as of the Date of the Grant) of the stock with respect to which ISOs are exercisable for the first time in any calendar year under the Plan and any other stock option plans of the Company, any Subsidiary, or any parent corporation, would exceed the maximum amount permitted under Code
Section 422(d). This limitation shall be applied by taking Options into account in the order in which granted.
    (b) If Shares acquired by exercise of an ISO are disposed of within two years following the Date of Grant or one year following the transfer of such Shares to the Participant upon exercise, the
       Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Committee may reasonably require.
    (c) Any ISO granted hereunder shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as are deemed necessary or desirable by the Committee, which terms, together with the terms of this Plan, shall be intended and interpreted to cause such ISO to qualify as an "incentive stock option" under Code Section 422. Such terms shall include, if applicable, limitations on ISOs granted to ten-percent owners of the Company. An Award Agreement for an ISO may provide that such Option shall be treated as a NQSO to the extent that certain requirements applicable to "incentive stock options" under the Code shall not be satisfied.
 6.8. Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.
 6.9. Termination of Employment. The Participant shall have the right to exercise the vested portion of an Option only while such Participant is an Employee, or within three months after such Participant ceases to be an Employee; provided, however, that in the event the employment of the Participant is terminated on account of the Participant's death, the Participant's personal representatives, heirs or legatees shall have the right to exercise the vested portion of any Option held by the Participant at the time of his or her death for one year following the date of death.
 6.10. Nontransferability of Options.
    (a) Incentive Stock Options. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.
    (b) Nonqualified Stock Options. Except as otherwise provided in a Participant's Award Agreement in accordance with the terms provided below, no NQSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution and no NQSOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime by anyone other than such Participant.
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PAGE 28
       Notwithstanding the foregoing, an Award Agreement for a NQSO
may provide that the     Participant shall be permitted, during his or
her lifetime and subject to the prior approval of the Committee at the time of proposed transfer, to transfer all or part of the Option to a family member (as defined in the Award Agreement in a manner
consistent with the requirements for the     Form S-8 registration
statement). Any such transfer shall be subject to the condition that it is made by the Participant for estate planning, tax planning, donative purposes or pursuant to a domes tic relations order, and no consideration (other than interests in family-related entities to which the transfer is made) is received by the Participant therefore. The transfer of a NQSO may be subject to such other terms and conditions as the Committee may in its discretion impose from time to time, including a condition that the portion of the Option to be transferred be vested and exercisable by the Participant at the time of the transfer. Subsequent transfers of an Option shall be prohibited other than by will or the laws of descent and distribution upon the death of the transferee.

Article 7. Stock Appreciation Rights

 7.1. Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SAR.
 The Committee shall have complete discretion in determining the number of SARs granted to each Participant (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.
 The base price of a Freestanding SAR shall equal the Fair Market Value of a Share on the Date of Grant of the SAR. The base price of Tandem SARs shall equal the Option Price of the related Option.
 7.2. Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to Shares for which its related Option is then exercisable.
 Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (i) the Tandem SAR will expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Option Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.
 7.3. Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them.
 7.4. SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the base price, the term of the SAR, and such other provisions as the Committee shall determine.
 7.5. Term of SARs. The term of a SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that such term shall not exceed ten (10) years.
 7.6. Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:
    (a) The difference between the Fair Market Value of a Share on the date of exercise over the base price; by
    (b) The number of Shares with respect to which the SAR is exercised.
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 PAGE 29
    At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof. The Committee's determination regarding the form of SAR pay out shall be set forth in the Award Agreement pertaining to the grant of the SAR.
 7.7. Termination of Employment. The Participant shall have the right to exercise the vested portion of a SAR only while such Participant is an Employee, or within three months after such Participant ceases to be an Employee; provided, however, that in the event the employment of the Participant is terminated on account of the Participant's death, the Participant's personal representatives, heirs or legatees shall have the right to exercise the vested portion of any SAR held by the Participant at the time of his or her death for one year following the date of death.
 7.8. Nontransferability of SARs. Except as otherwise provided in a Participant's Award Agreement, no SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, all SARs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

Article 8. Restricted Stock

 8.1. Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Participants in such amounts as the Committee shall determine.
 8.2. Restricted Stock Agreement. Each Restricted Stock grant shall be evidenced by a Restricted Stock Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine.
 8.3. Transferability. Except as provided in this Article 8, the Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Restricted Stock Award Agreement. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant.
 8.4. Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the continued employment of the Participant, the achievement of specific performance goals (Company-wide, divisional, and/or individual), time-based restrictions on vesting following the attainment of the performance goals, and/or restrictions under applicable federal or state securities laws.
 The Company may retain the certificates representing Shares of Restricted Stock in the Company's possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.
 Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by a Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the applicable Period of Restriction.
 8.5. Voting Rights. Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction.
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 8.6. Cash Dividends. During the Period of Restriction, Participants
holding Shares of Restricted Stock granted hereunder shall be credited with regular cash dividends paid with respect to the underlying Shares while they are so held. The Committee may apply any restrictions on the Participant's receipt of the dividends that the Committee deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Shares of Restricted Stock is intended to be a Section 162(m) Award, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Shares of Restricted Stock, such that the dividends and/or the Shares of Restricted Stock maintain eligibility for the Performance-Based Exception.
 8.7. Termination of Employment. Each Restricted Stock Award
Agreement shall set forth the extent to which the Participant shall have the right to receive unvested Shares of Restricted Stock following termination of the Participant's employment with the Company. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.
 8.8. Section 83(b) Election. If a Participant makes an election pursuant to Code Section 83(b) with respect to a Restricted Stock Award, the Participant shall be required to promptly file a copy of such election with the Company.

Article 9. Performance Units, Performance Shares, and Cash-Based
Awards

 9.1. Grant of Performance Units/Shares and Cash-Based Awards.
Subject to the terms of the Plan, Performance Units, Performance Shares, and/or Cash-Based Awards may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.
 9.2. Value of Performance Units/Shares and Cash-Based Awards. At the time Performance Units, Performance Shares, and/or Cash-Based Awards are granted, the Committee shall determine, in its sole discretion, one or more performance periods (the "Performance Periods") and the performance goals to be achieved during the applicable Performance Periods, as well as such other restrictions and conditions as the Committee deems appropriate. Performance goals for Performance Units, Performance Shares, and/or Cash-Based Awards shall be set using the performance measures set forth in Section 10. In the case of Performance Units, the Committee shall also determine a target unit value or a range of unit values for each Award. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Date of Grant. Each Cash-Based Award shall have such value as may be determined by the Committee.
 9.3. Earning of Performance Units/Shares and Cash-Based Awards. Subject to the terms of this Plan, after each applicable Performance Period has ended, the Committee shall determine the extent to which performance goals have been attained or a degree of achievement between minimum and maximum levels with respect to Awards of Performance Units/Shares and Cash-Based Awards in order to establish the level of payment to be made, if any, and shall certify the results in writing prior to payment of an Award.
 9.4. Form and Timing of Payment of Performance Units/Shares and Cash-Based Awards. Payment of earned Performance Units/Shares and Cash-Based Awards shall be made in a single lump sum following the close of the applicable Performance Period. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Units/Shares and Cash-Based Awards in the form of cash or in Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares and Cash-Based Awards at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.
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PAGE 31
 9.5. Compliance with Code Section 162(m). In the case of Performance Units, Performance Shares, and/or Cash-Based Awards granted to Covered Employees that are intended to be Section 162(m) Awards, the Committee shall make all determinations necessary to establish the terms of such
Section 162(m) Awards within 90 days of the beginning of the applicable Performance Period (or such other time period required under Code Section 162(m)), including, without limitation, the designation of the Covered Employees to whom such Section 162(m) Award's are made, the performance measures applicable to the Awards and the performance goals that relate to such measures, and the dollar amounts or number of Shares payable upon achieving the applicable performance goals. As and to the extent required by Code Section 162(m), the provisions of such Section 162(m) Awards must state, in terms of an objective formula or standard, the method of computing the amount of compensation payable to the Covered Employee, and must preclude discretion to increase the amount of compensation payable under the Award (but may permit discretionary decreases in the amount of compensation payable.)
 9.6. Termination of Employment Due to Death, Disability, or Retirement. Unless determined otherwise by the Committee and set forth in the Participant's Award Agreement, and except in the case of
Section 162(m) Awards, in the event the employment of a Participant is terminated by reason of death, Disability, or Retirement during a Performance Period, the Participant shall receive a pro-rata payout of the Performance Units/Shares or Cash-Based Awards based on the applicable performance goals which have been achieved for such Awards, if any, as determined by the Committee.
 Payment of earned Performance Units/Shares or Cash-Based Awards shall be made at a time specified by the Committee in its sole discretion and set forth in the Participant's Award Agreement.
 With respect to any Performance Units/Shares or Cash-Based Awards that were intended to be Section 162(m) Awards, in the event the employment of a Participant is terminated by reason of death or Disability, the Committee may waive the requirement under such Awards held by the Participant that one or more performance goals be achieved as a condition of any payment under such Awards; provided, however, that after such waiver any such Award will no longer qualify for the Performance-Based Exception.
 9.7. Termination of Employment for Other Reasons. In the event that a Participant's employment terminates for any reason other than those reasons set forth in Section 9.6 herein, all Performance Units/Shares and Cash-Based Awards shall be forfeited by the Participant to the Company unless determined otherwise by the Committee, as set forth in the Participant's Award Agreement.
 9.8. Nontransferability. Except as otherwise provided in a Participant's Award Agreement, Performance Units/Shares and Cash-Based Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, a Participant's rights under the Plan shall be exercisable during the Participant's lifetime only by the Participant.

Article 10. Performance Measures

 The performance measure(s) that may be used for purposes of determining the degree of payout and/or vesting with respect to
Section 162(m) Awards shall be chosen from among the following (these performance measures may be applied on an absolute or comparative basis, and may be applied to the Company, any Subsidiary or Affiliate, or any division or business unit thereof):
    (a)   Earnings per share;
    (b)   Net income (before or after taxes);
    (c)   Return on assets or return on equity;
    (d)   Cash flow return on investments, which equals net cash flows
divided by               owners equity;
    (e)   Earnings before or after taxes;
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PAGE 32
    (f)   Gross revenues; and
    (g) Share price (including, but not limited to, growth measures and total stockholder return).
 In the case of Awards that are not Section 162(m) Awards, the Committee shall designate performance measures from among the foregoing or such other business criteria as it shall determine in its sole discretion.
 The Committee shall have the discretion to adjust the determinations of the degree of attainment of the preestablished performance goals; provided, however, that in the case of Section 162(m) Awards, no such adjustment may increase the amount payable under the Award.

Article 11. Forfeiture Conditions

 The Committee may provide in an Award Agreement for conditions of forfeiture of a Participant's rights with respect to such Award in the event of (i) the termination of employment of the Participant for "cause" (as defined in an Award Agreement), (ii) the Participant's breach of such restrictive covenants (e.g., non-competition and confidentiality restrictions) as may apply to the Participant or (iii) the Participant's having engaged in an activity that is detrimental to the Company (including, without limitation, criminal activity or accepting employment with a competitor of the Company). Such conditions of forfeiture may include, in the discretion of the Committee, (a) suspension or cancellation of the Participant's right to exercise an Option or SAR (whether or not then otherwise exercisable), (b) suspension or cancellation of the Participant's pending right to receive an issuance of Shares or cash payment in settlement of any Award, (c) the forfeiture of any Shares of Restricted Stock held by the Participant or (d) following the issuance of Shares upon exercise of an Award, either (1) cancellation of the Shares so issued (and repayment to the Participant of the full purchase price, if any, paid for such shares) or (2) requiring the Participant to pay to the Company in cash an amount equal to the gain realized by the Participant from such Award (measured by the value (on the date of receipt) of any property and/or amount of cash received by the Participant under the Award, to the extent in excess of any amount paid by the Participant).

Article 12. Beneficiary Designation

 Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

Article 13. Deferrals

 The Committee may permit (upon timely election by the Participant) or require a Participant to defer such Participant's receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option or SAR, the lapse or waiver of restrictions with respect to Restricted Stock, or the satisfaction of any requirements or goals with respect to Performance Units/Shares. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.
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PAGE 33

Article 14. Rights of Employees

 14.1. Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any affiliate to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any Affiliate.
 14.2. Participation. No Employee shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.
Article 15. Amendment, Modification, and Termination

 15.1. Amendment, Modification, and Termination. Subject to the terms of the Plan, the Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no amendment or modification of the Plan shall be effective without the consent of the Company's stockholders that would
(i) change the class of persons eligible to participate under the Plan, (ii) increase the number of Shares reserved for issuance under the Plan or the maximum number of shares subject to Awards under
Article 4, hereof, or (iii) allow the grant of Options at an exercise price below Fair Market Value. In addition, the Board may seek the approval of any amendment or modification by the Company's stockholders to the extent it deems necessary or advisable in its sole discretion for purposes of compliance with Code Section 162(m) or Code
Section 422, the listing requirements of the New York Stock Exchange or for any other purpose. No amendment or modification of the Plan shall adversely affect any Award theretofore granted without the consent of the Participant.
 15.2. Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.
The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that no such adjustment shall be authorized to the extent that it would be inconsistent with a
Section 162(m) Award's meeting the requirements of Code Section
162(m).
 15.3. Compliance with Code Section 162(m). The Committee shall have the discretion to grant Awards under the Plan which are Section 162(m) Awards and Awards which are not Section 162(m) Awards. Section 162(m) Awards granted under the Plan shall comply with the Performance-Based Exception from the tax deductibility limitations of Code Section 162(m).

Article 16. Withholding

 16.1. Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.
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PAGE 34
 16.2. Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Article 17. Indemnification

 Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgement in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 18. Successors

 All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company.

Article 19. Legal Construction

 19.1. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
 19.2. Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
 19.3. Securities Law Compliance. With respect to Participants subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of the Plan or action by the Board or Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board. In addition, no Shares will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any stock exchanges upon which the Shares may be listed, have been fully met. As a condition precedent to the issuance of Shares pursuant to the grant or exercise of an Award, the Company may require the Participant to take any reasonable action to meet such requirements. The Committee
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may impose such conditions on any Shares issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any stock exchange upon which such Shares of the same class are then listed, and under any blue sky or other securities laws applicable to such Shares.
 19.4. Governing Law. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the state of Illinois.




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Please Fill In and Sign the Accompanying Form of Proxy and Mail as
Soon as Possible
In the Enclosed Addressed Envelope. No Postage is Necessary.





                    ANNUAL MEETING OF STOCKHOLDERS

 YOU ARE URGED TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS THIS
YEAR. IT WILL BE HELD AT 10:00 A.M. ON THURSDAY, OCTOBER 21, 1999, AT THE JAMES R. RANDALL RESEARCH CENTER, 1001 BRUSH COLLEGE ROAD, DECATUR, ILLINOIS.
 ADMITTANCE TO THE ANNUAL MEETING WILL BE LIMITED TO STOCKHOLDERS.
IF YOU ARE A STOCKHOLDER OF RECORD AND PLAN TO ATTEND, PLEASE DETACH THE ADMISSION TICKET FROM THE BOTTOM OF YOUR PROXY CARD AND BRING IT WITH YOU TO THE ANNUAL MEETING. THE NUMBER OF PEOPLE ADMITTED WILL BE DETERMINED BY HOW THE SHARES ARE REGISTERED, AS INDICATED ON THE ADMISSION TICKET. IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE HELD BY A BROKER, BANK OR OTHER NOMINEE, PLEASE REQUEST AN ADMISSION TICKET BY WRITING TO: ARCHER-DANIELS-MIDLAND COMPANY SHAREHOLDER RELATIONS, 4666 FARIES PARKWAY, DECATUR, IL 62526-5666. EVIDENCE OF YOUR STOCK OWNERSHIP, WHICH YOU CAN OBTAIN FROM YOUR BROKER, BANK OR NOMINEE, MUST ACCOMPANY YOUR LETTER. STOCKHOLDERS WHO ARE NOT PRE-REGISTERED WILL ONLY BE ADMITTED TO THE MEETING UPON VERIFICATION OF STOCK OWNERSHIP. THE NUMBER OF TICKETS SENT WILL BE DETERMINED BY THE MANNER IN WHICH SHARES ARE REGISTERED. IF YOUR REQUEST IS RECEIVED BY OCTOBER 15, 1999, AN ADMISSION TICKET WILL BE MAILED TO YOU. ALL OTHER ADMISSION TICKETS CAN BE OBTAINED AT THE REGISTRATION TABLE LOCATED AT THE JAMES R. RANDALL RESEARCH CENTER LOBBY BEGINNING AT 8:30 A.M. ON THE DAY OF THE ANNUAL MEETING.

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